REFERRAL AGREEMENT
(For Individuals)

This Referral Agreement ("Agreement") is made and entered into this 10th day of March, 2015 ("Effective Date"), by and between ChargePoint, Inc., a Delaware corporation ("ChargePoint"), and EV Charging USA, Inc., an individual having an address at 180 N LaSalle Street, Suite 3700, Chicago IL 60601 ("Source"). The parties hereby agree as follows:

1.	Term of Agreement. This Agreement shall be effective on the Effective Date and will continue in effect for the entire beginning on the Effective Date and ending on 9th day of March 2016. Nothing in this Agreement constitutes an offer of permanent employment and there will be no obligation for ChargePoint to pay Source a salary or offer Source benefits of any sort. Source is under no obligation to work for ChargePoint for any set amount of hours and either party may terminate this agreement at any time, with or without cause; provided that, except in the event of a termination of this Agreement as a result of a breach by Source, Source shall be entitled to payment of any referral fee due to Source pursuant to the provisions of Exhibit "A". Should the arrangement be terminated for any reason, Source will return any materials ChargePoint has supplied and delete any ChargePoint related information, files, emails, and other materials from all computer and other medium.
2.	Services.
(a)	Source shall perform the referral services set forth in Exhibit "A" and shall be compensated as set forth therein. Source shall perform all Services in a professional and timely manner. Source, in his/her sole discretion, shall determine the means and manner of performing the Services, and performance of this Agreement by Source shall be measured solely by the results achieved.
(b)	Unless otherwise specified on Exhibit A, Source shall provide the facilities, tools, equipment and materials necessary to perform the Services, at Source's expense.
(c)	Source will, while working on ChargePoint's premises, observe ChargePoint's rules and policies relating to the security of, access to or use of such premises. Source may not remove any property of ChargePoint or a third party from ChargePoint's premises without the prior written consent of ChargePoint.
(d)	Source covenants, represents and warrants that all Work Product (as defined below) provided by Source, and all Services performed under this Agreement comply, and in all cases will comply, with all applicable laws, regulations and rules and do not violate and will not violate any contract by which Source is bound.
(e)	Source represents and warrants that he/she has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Source from performing his obligations hereunder, and further represents and warrants that he/she will not enter into any such conflicting agreement during the term of this Agreement.
(f)	Source represents and warrants that Source does not have in place, nor does Source intend to have in place, during the term of this Agreement, an agreement with any other party pursuant to which Source will provide the referrals described in Exhibit A. In any event, Source agrees that any services Source performs for any third party are subject to Source's compliance with its obligations under this Agreement, including without limitation the provisions relating to confidentiality and IP Rights.
3.	Fees; Expenses; Taxes.
(a)	ChargePoint will compensate Source directly in accordance with the payment terms described in Exhibit "A".
(b)	Source will be solely responsible for any expenses he/she incurs in connection with the Services including without limitation travel and telephone charges unless approved in advance by a ChargePoint Representative. Unless specifically set forth in Exhibit A, ChargePoint will not reimburse Source for any expenses. To the extent that expenses are reimbursable pursuant to Exhibit A, as a condition to reimbursement of such expenses, Source must submit to ChargePoint reasonable evidence that the amount involved was expended and related to the Services provided under this Agreement.

4.	Independent Contractor Relationship. Source and ChargePoint agree that no employment relationship is created by this Agreement. ChargePoint is interested only in the results to be achieved. Source is an independent contractor and Source will not be considered an agent or common law employee of ChargePoint for anyp urpose. Source is not entitled to or eligible to receive any benefits that ChargePoint provides to its common law employees, including but not limited to, health insurance, life insurance, or other similar benefits. Source will have no authority to enter into contracts that bind ChargePoint or create obligations on the part of ChargePoint without the prior written authorization of ChargePoint. No FICA, FUTA or State unemployment taxes will be payable by ChargePoint on Source's behalf. If a business license is required in Source's locality, Source shall secure such a license at Source's expense, and shall provide ChargePoint with the date of issuance and license number.
5.	Confidential Information.
(a)	"Confidential Information" shall mean (i) information relating to ChargePoint 's existing and future services and/or products, including, without limitation, works of authorship, proprietary technology, techniques, procedures, algorithms, trade secrets, discoveries, ideas, inventions (whether patentable or not), concepts, know-how, designs, schematics, specifications, drawings, diagrams, data, formulae, models, reports, studies, statistics, prototypes, computer programs, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specifications, product development plans, structures, methods and processes disclosed by ChargePoint to Source or obtained or created by Source through observation or examination of information or otherwise in connection with the Services; (ii) ChargePoint' marketing information (including without limitation marketing strategies, customer lists and requirements and product prices); (iii) future product or service plans; (iv) financial information provided to Source by ChargePoint ; (v) ChargePoint' personnel information (including without limitation contractor or employee compensation); and (vi) any other confidential business information of ChargePoint. Confidential Information shall also include descriptions of the existence or progress of the above-described information.
(b)	At all times during this Agreement and at all times thereafter, Source will keep in strict confidence and trust all Confidential Information, and Source will not use, reproduce or disclose any Confidential Information without the written consent of ChargePoint. The foregoing obligations of Source shall continue until such time as the Confidential Information is publicly known, without fault on the part of Source.
(c)	Source recognizes that ChargePoint has received, and in the future will receive, information from third parties which is confidential and/or proprietary information subject to a duty on ChargePoint's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Source agrees that during the term of this Agreement and thereafter, Source owes ChargePoint and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it, except as necessary in carrying out Source's work for ChargePoint and then only as consistent with ChargePoint 's agreement with the applicable third party, and not to use it for the benefit of anyone other than for ChargePoint or such third party consistent with ChargePoint 's agreement with such third party.
(d)	If Source is subject to legal, judicial or governmental proceedings requiring disclosure of Confidential Information, then, prior to any such disclosure, Source will provide ChargePoint with an opportunity to obtain, a protective order or confidential treatment of, or a confidentiality agreement with respect to, the Confidential Information.
(e)	All ChargePoint property, including, but not limited to, Confidential Information, reports, documents, data, records, equipment, video tapes, film and other tangible property, whether or not pertaining to Confidential Information, provided to Source by ChargePoint or produced by Source or others in connection with Source providing Services under this Agreement shall be and remain the sole property of ChargePoint and shall be returned promptly to ChargePoint as and when requested by ChargePoint.
(f)	Source must not use ChargePoint's name or logo in any advertising nor as a reference for any promotional purposes without ChargePoint's prior written consent.

(g)

Source acknowledges that (i) the restrictions and obligations contained in this Section 5 are reasonable and necessary to protect ChargePoint 's legitimate interests; (ii) in the event of Source's violation of these restrictions or breach of these obligations, remedies at law will be inadequate and violation or breach may cause irreparable damages to ChargePoint within a short period of time; and (iii) ChargePoint will be entitled to injunctive relief, without posting bond or other security, against Source for each and every violation or breach, provided Source is given lawful notice of the proceeding and an opportunity to appear.

ChargePoint shall be entitled to recover from Source any costs or expenses incurred in obtaining relief against breach of this Agreement by Source, including, but not limited to, legal fees and costs. Nothing in this Section shall be construed as prohibiting ChargePoint from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Source.

6.	Work Product.
(a)	"Work Product" means any and all works of authorship, visual works, audio works, audio-visual works, musical and/or other recordings and/or compositions, inventions, processes, discoveries, developments, improvements, trade secrets, know-how, data, designs, trademarks, trade dress, service marks, copyrightable works, formulas, algorithms, prototypes, mask works, methods, plans, reports, specifications, techniques and other intellectual property that constitute, pertain to, or are embodied in information or materials that Source provides to ChargePoint , or that Source may solely or jointly make or conceive, develop, reduce to practice or learn during the period of this Agreement which are within the scope of the Services to be provided by Source under this Agreement, or that result from tasks assigned Source by ChargePoint (hereinafter "Work Product"). Source must promptly disclose and deliver the Work Product to ChargePoint.
(b)	Source agrees that all Work Product shall be "work made for hire" and shall be the sole property of ChargePoint and its assigns, and that ChargePoint and its assigns shall be the sole owner of all patents, trademarks, copyrights and other intellectual property rights in connection therewith ("IP Rights"). Source agrees to waive any and all claims to and rights in, and to assign and transfer, and does hereby expressly and irrevocably waive all claims to and rights in, and to assign and transfer, all rights, title, and interest, worldwide, in and to the Work Product, including without limitation, all 1P Rights, moral rights and other proprietary rights embodied in or relating to the Work Product.
(c)	Source is responsible for obtaining all rights in the Work Product and, unless otherwise specified on Exhibit A, shall pay all fees, including licenses and royalties, or other charges applicable thereto. Source further agrees as to all Work Product to assist ChargePoint in every proper way (but at ChargePoint's expense) to secure, perfect, register, maintain, defend and enforce IF Rights in the Work Product in any and all countries, and to that end Source will execute all documents with respect thereto, as ChargePoint may desire, together with any assignments thereof to ChargePoint or persons designated by it. Source's obligation to assist ChargePoint shall continue beyond the termination of this Agreement, but ChargePoint shall compensate Source at a reasonable rate commensurate with rates paid by others for comparable services after such termination for time actually spent by Source at ChargePoint's request on such assistance. In the event that ChargePoint is unable for any reason whatsoever to secure Source's signature to any lawful and necessary document required to secure, perfect, register, maintain, defend or enforce the IP Rights with respect to Work Product, Source hereby irrevocably designates and appoints ChargePoint and its duly authorized officers and agents, as Source's agents and attorneys-in-fact to act for and in Source's behalf and instead of Source, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, perfection, registration, maintenance, defense and/or enforcement of the IP Rights thereon with the same legal force and effect as if executed by Source.
(d)	ChargePoint acknowledges that the term 'Work Product" is not intended to and does not include Background Technology. As used in this Agreement, "Background Technology" means any discovery, invention, improvement, trade secret or work of authorship that Source can prove by documentary evidence that all of the following requirements are satisfied:
(i)	the Background Technology was developed entirely on Source's own time without using ChargePoint's equipment, supplies, facilities or trade secret information;
(ii)	at the time of conception or reduction to practice the Background Technology does not relate to ChargePoint 's business, or actual or demonstrably anticipated research or development of ChargePoint ; and

(iii)

the Background Technology does not result from any work performed by Source for or on behalf of ChargePoint.

As a matter of record Source has set forth on Exhibit B attached to this Agreement a complete list of all Background Technology which Source desires to remove from the operation of this Agreement; and Source covenants that such list is complete. If no such list is attached, Source represents that Source has made no invention, improvement, development, trade secret or work of authorship that is to be removed from the operation of the provisions of this Section 7. Source acknowledges and agrees that ChargePoint and its subsidiaries and affiliates are free to compete or develop Work Product or other products within the areas and types of products described in any such lists.

(e)	If any Background Technology is used as part of the Services or embodied or incorporated in any Deliverable or the Work Product, Source agrees to grant, and hereby does irrevocably grant, to ChargePoint a nonexclusive, perpetual, irrevocable, unrestricted, worldwide, fully paid license, with the right to sublicense, to make, have made, sell, offer to sell, import, use, modify, have modified, create derivative works, perform, display, execute, distribute (including through multiple tiers) and reproduce, in whole or in part, such Background Technology. Source agrees not to assert any patent or copyright owned or controlled by Source against ChargePoint, its affiliates and its and their direct and indirect channel partners and customers in connection with any of the software or other Deliverables, Work Product or any other subject matter directly or indirectly containing or derived from Services done under or in anticipation of this Agreement.
(f)	Source must not provide under, or have provided in contemplation of, this Agreement any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tape, disc, semiconductor memory or other information-conveying tangible article, unless Source has the right to do so, and none of the foregoing will be considered confidential or proprietary.
7.	Property of Others. Source warrants and represents that Source's performance under this Agreement does not and will not breach any obligation to maintain the confidentiality of confidential information or trade secret, if any, acquired by Source in confidence or in trust. Source has not brought and will not bring to ChargePoint or use in the performance of Source's responsibilities at ChargePoint any equipment, supplies, facility, confidential information or intellectual property of any third party, including without limitation, current or former clients to which Source provided services, unless Source has obtained written authorization for their possession and use.
8.	Representations and Warranties. Source hereby further warrants, represents, covenants and agrees as follows:
(a)	The Work Product does not and will not violate, invade, infringe upon, interfere with, conflict with, or unfairly compete with, the rights (including without limitation all common law or statutory rights) of any other person or entity, and there does not now and will not exist any claim by a third party in or to the Work Product, and no third party has or will have any rights in and to the Work Product.
(b)	All necessary licenses and permission for the recording, production, public display, public performance, publication, distribution and use by ChargePoint and its contractors and customers, if any, of the Work Product have been or will be obtained by Source and, except as specified on Exhibit A, all fees, including licenses and royalties, or other charges applicable thereto have been or will be fully paid by Source.
9.	Termination.
(a)	Each party shall have the right to terminate this Agreement immediately, at any time, for convenience.
(b)	Upon any termination of this Agreement, Source must cease performing any and all Services contemplated under this Agreement unless ChargePoint requests in writing that Source complete such Services. In such event, all rights and obligations of the parties under this Agreement continue in effect with respect to the Services until their completion.
(c)	Upon any termination of this Agreement for any reason, Source must, within five (5) days of the termination, return or otherwise provide to ChargePoint all of the Confidential Information, including without limitation all Work Product, and any software, equipment or other materials provided by ChargePoint to Source. In addition, Source must provide to ChargePoint or destroy (at ChargePoint's option) any and all documents, memoranda, notes, and other tangible embodiments, in electronic or non-electronic form, prepared by or on behalf of Source based on or which include Confidential Information to the extent necessary to remove all such Confidential Information from Source's possession or control. Upon ChargePoint's request, Source shall certify in writing that Source has complied with this Section 9(c).
(d)	If ChargePoint terminates this Agreement pursuant to Section 9, then in addition to any other rights or remedies ChargePoint may have in law or in equity, ChargePoint shall be released from any payment obligation, other than for payments due and payable on the date of termination.
(e)	Sections 2(d), 2(e), 4-8, and 10-11 shall survive termination of this Agreement for any reason.
10.	Cumulative Remedies. Any and all rights and remedies of ChargePoint upon Source's breach of or default under this Agreement are cumulative with and not exclusive of any other right or remedy conferred by this Agreement or by law or equity on ChargePoint, and ChargePoint's exercise of any one remedy will not preclude the exercise of any other.
11.	Assignment; Successors and Assigns. The parties agree that this is a contract for Source's personal services and cannot in any way be assumed or assigned by, or delegated to, any third party without ChargePoint's prior express written permission. Any attempted assumption, assignment or delegation by Source without the required consent is void. ChargePoint may freely assign its rights, obligations and/or this Agreement. This Agreement inures to the benefit of successors and assigns of ChargePoint, and is binding upon Source's heirs, executors, administrators or other legal representatives
12.	Notices. Any notice required or permitted to be given by either party under this Agreement will be in writing and will be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the other party. Notices will be deemed effective (0 three (3) working days after deposit, postage prepaid, if mailed, (ii) the next day if sent by overnight mail, or (iii) the same day if sent by facsimile and confirmed as set forth above. A copy of any notice to ChargePoint will be sent to the following:

ChargePoint, Inc.

1692 Dell Avenue

Campbell, CA 95008

Attn: Pennie Sponsel, Director, Human Resources

Fax: 408 370 3847

13.	Governing Law. This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States, without regard to the conflicts of laws provisions thereof. The exclusive jurisdiction and venue of any action with respect to the subject matter of this Agreement will be the state courts of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action. The parties agree that service of process by US mail certified; to the last known address of a party, as provided or as changed in accordance with the provisions of this Agreement, shall be valid.
14.	Miscellaneous. This Agreement supersedes and cancels any and all previous agreements of whatever nature between ChargePoint and Source with respect to the matters covered herein. This Agreement constitutes the full, complete and exclusive agreement between Source and ChargePoint with respect to the subject matters herein. No modification or waiver of this Agreement, or any portion hereof, shall be valid unless made in writing and signed by the parties hereto. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. Should any provisions of this Agreement be found unenforceable, the remainder shall still be in effect. This Agreement has been negotiated by the parties and their respective attorneys, and the language of this Agreement shall not be construed for or against either party. The headings are not part of this Agreement. Either the original or copies, including facsimile transmissions, of this Agreement, may be executed in counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

Accepted and Agreed:

EV Charging USA, INC		CHARGE POINT, INC.
By:	/s/ Brian C. Howe	By:	/s/ Antonio Canova
Print Name:	Brian C. Howe	Print Name	Antonio Canova
		Its:	COO

EXHIBIT A

STATEMENT OF WORK

1. GENERAL

This is a Statement of Work under the Consulting Agreement by and between ChargePoint, Inc., a Delaware corporation ("ChargePoint"), and EV Charging USA, INC ("Source") dated 10th day of March 2015 ("Agreement") and is subject to the terms and conditions of the Agreement.

2. SUMMARY OF THE SERVICES AND DESCRIPTION OF DELIVERABLES

Source will perform the following services:

Source will provide referrals to ChargePoint from time to time of customers located in the State of Illinois. Other referrals will be accepted on a case-by-case, pre-approval basis.

3. CHARGEPOINT REPRESENTATIVE

4. PAYMENTS

ChargePoint will pay Source a finder's fee equal to 10% on all referenced sales of ChargePoint branded product made by ChargePoint that meet each of the following conditions:

A. The finder's fee is available for ChargePoint direct deals only.

B. The finder's fee is available only for referrals registered by Source in writing with the ChargePoint Representative set forth in paragraph 3 and that are accepted by the ChargePoint representative in writing.

C. The finder's fee is available only with respect to referrals that had not already been contacted by ChargePoint or a ChargePoint partner prior to the time of the referral.

D. The finder's fee is payable only with respect to the specific project for which Source provided the referral. Payment to Source is due net thirty (30) days from the date the referenced customer pays ChargePoint.

EXHIBIT B

LIST OF BACKGROUND TECHNOLOGY

Pursuant to the Consulting Agreement between EV Charging USA, Inc. ("Source") and ChargePoint, Inc., a Delaware corporation ("ChargePoint"), dated 10th day of March, 2015 ("Agreement"), the following is a complete list of all Background Technology as defined in the Agreement relevant to the subject matter of the Services that Source will provide to ChargePoint pursuant to the Agreement. Source desires to remove from the Work Product (as defined in the Agreement) with respect to the Services to be provided to ChargePoint , the Background Technology listed, if any, which are noted by an * and Source's initials next to such Background Technology:

X No inventions or improvements.

X See below.

_____ Additional sheets attached.

This List of Background Technology is part of and incorporated by reference into the Agreement.

Signature: /s/ Brian Howe

Name: /s/ Brian Howe

Date: 4/22/15